Exhibit 3

THIS WARRANT, THE SHARES OF PREFERRED STOCK ISSUABLE UPON ITS

EXERCISE AND THE SHARES OF COMMON STOCK ISSUABLE UPON

CONVERSION OF SUCH PREFERRED STOCK ARE SUBJECT TO THE

RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 4 OF THIS WARRANT

Warrant No. 12	Number of Shares: 38,517 (subject to adjustment)
Date of Issuance: July 30, 1999

Preferred Stock Purchase Warrant

(Void after July 30, 2004)

Variagenics, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that Sprout Venture Capital, L.P. or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before July 30, 2004 at not later than 5:00 p.m. (Boston, Massachusetts time), Thirty-Eight Thousand Five Hundred Seventeen (38,517) shares of Series E Convertible Preferred Stock, $.01 par value per share, of the Company (“Series E Preferred Stock”), at a purchase price of $3.25 per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively.

1. Exercise and Payment of Purchase Price.

(a) This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full (i) in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise, (ii) in shares of Series E Preferred Stock having a fair market value equal to the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise, as valued in Section 3 hereof, or (iii) in accordance with subsection 1(d) below.

(b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(c) As soon as practicable after the exercise of this Warrant in full or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of full Warrant Shares to which such Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in subsection 1(a) above.

(d) The Registered Holder may elect to receive, without the payment by the Registered Holder of any additional consideration, shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice appended hereto as Exhibit II duly executed, at the office of the Company. Thereupon, the Company shall issue to the Registered Holder such number of fully paid and nonassessable shares of Series E Preferred Stock as is computed using the following formula:

X = Y(A-B)

      A

where

X =	the number of shares to be issued to the Registered Holder pursuant to this subsection 1(d).

Y =	the number of shares covered by this Warrant in respect of which the net issue election is made pursuant to this subsection 1(d).

A =	the fair market value of one share of Series E Preferred Stock, as determined in good faith by the Board of Directors of the Company, as at the time the net issue election is made pursuant to this subsection 1(d).

B =	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this subsection 1(d).

The Board of Directors of the Company shall promptly respond in writing to an inquiry by the Registered Holder as to the fair market value of one share of Series E Preferred Stock.

2. Adjustments.

(a) If outstanding shares of the Company’s Series E Preferred Stock shall be subdivided into a greater number of shares or a dividend in Series E Preferred Stock shall be paid in respect of Series E Preferred Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Series E Preferred Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment

(b) If there shall occur any capital reorganization or reclassification of the Company’s Series E Preferred Stock (other than a change in par value or a subdivision or combination as provided for in subsection 2(a) above), or any conversion of all outstanding shares of Series E Preferred Stock into shares of Common Stock, $.01 par value per share, of the Company (“Common Stock”), or any consolidation or merger of the Company with or into another corporation, or a transfer of all or substantially all of the assets of the Company, then, as part of any such reorganization, reclassification, conversion, consolidation, merger or sale, as the case may be, lawful provision shall be made so that the Registered Holder of this Warrant shall have the right thereafter to receive upon the exercise hereof the kind and amount of shares of stock or other securities or property which such Registered Holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger or sale, as the case may be, such Registered Holder had held the number of shares of Series E Preferred Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder of this Warrant, such that the provisions set forth in this Section 2 (including provisions with respect to adjustment of the Purchase Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

(c) When any adjustment is required to be made in the Purchase Price, the Company shall promptly mail to the Registered Holder a certificate setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such certificate shall also set forth the kind and amount of stock or other securities or property into which this Warrant shall be exercisable following the occurrence of any of the events specified in-subsection 2(a) or (b) above.

3. Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment therefor in cash on the basis of the mean between the low bid and high asked prices of the Warrant Shares on the over-the- counter market as reported by the National Association of Securities Dealers Automated Quotations System or the closing market price of the Warrant Shares on a national securities exchange or the last reported sales price on the Nasdaq National Market on the trading day immediately prior to the date of exercise, whichever is applicable, or if none is applicable, then on the basis of the then fair market value of the Warrant Shares as shall be reasonably determined in good faith by the Board of Directors of the Company with any affiliates of the Registered Holder who are directors abstaining from such determination.

4. Requirements for Transfer.

(a) This Warrant, the Warrant Shares and any shares of Common Stock issued upon conversion of the Warrant Shares shall not be sold or transferred unless such sale or transfer shall first be approved by the Company and either (i) they first shall have been registered under the Securities Act of 1933, as amended (the “Act”), or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act.

(b) Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Registered Holder which is a Partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner, if the transferee agrees in writing to be subject to the terms of this Section 4, or (ii) a transfer made in accordance with Rule 144 under the Act.

(c) Each certificate representing Warrant Shares or any shares of Common Stock issued upon conversion of the Warrant Shares shall bear a legend substantially in the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

The foregoing legend shall be removed from the certificates representing any Warrant Shares and any shares of Common Stock issued upon conversion of the Warrant Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Act.

5. No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

6. Liquidating Dividends. If the Company pays a dividend or makes a distribution on the Series E Preferred Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles) except for a stock dividend payable in shares of Series E Preferred Stock (a “Liquidating Dividend”), then the Company will pay or distribute to the Registered Holder of this Warrant, upon the exercise hereof, in addition to the Warrant Shares purchased upon such exercise, the Liquidating Dividend which would have been paid to such Registered Holder if he had been the owner of record of such Warrant Shares immediately prior to the date on which a record is taken for such Liquidating Dividend or, if no record is taken, the date as of which the record holders of Series E Preferred Stock entitled to such dividends or distribution are to be determined.

7. Notices of Record Date, etc. In case:

(a) the Company shall take a record of the holders of its Series E Preferred Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b) of any conversion of all outstanding shares of Series E Preferred Stock into Common Stock; or

(c) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company; or

(d) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Series E Preferred Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Series E Preferred Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be given at least ten (10) days, or if such advance notice is not practicable, then such shorter period as may be practicable, prior to the record date or effective date for an event specified in subsection 7(a), (c) or (d). Such notice shall be given no later than ten (10) days after the effective date of an event specified in subsection 7(b).

8. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

9. Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Sections 4 and 11 hereof, issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new Warrant or Warrants’ of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Series E Preferred Stock called for on the face or faces of the Warrant or Warrants so surrendered.

10. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

11. Transfers, etc.

(a) The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Any Registered Holder may change its or his address as shown on the warrant register by written notice to the Company requesting such change.

(b) This Warrant and all rights hereunder are transferable in whole or in part, only in accordance with the provisions of Section 4 hereof upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit III hereto) at the principal office of the Company.

(c) Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

12. Representations of the Registered Holder. The Registered Holder of this Warrant represents and warrants to the Company as follows:

(a) Investment. The Registered Holder is acquiring this Warrant, the Warrant Shares issuable upon the exercise of this Warrant and any shares of Common Stock issued or issuable upon conversion of the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, except as otherwise may be permitted under applicable securities laws.

(b) Authority. The Registered Holder has full power and authority to enter into and to perform this Warrant in accordance with its terms. The Registered Holder has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

(c) Experience. The Registered Holder has made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to the Registered Holder the opportunity to ask questions and receive answers concerning the terms and conditions of this Warrant, the Warrant Shares and any shares of Common Stock issued or issuable upon conversion of the Warrant Shares and to obtain any additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information provided by the Company to the Registered Holder, and the Registered Holder has adequate net worth and means of providing for his or its current needs and personal contingencies to sustain a complete loss of his or its investment in the Company; the Registered Holder’s overall commitment to investments which are not readily marketable is not disproportionate to his or its net worth, and the Registered Holder’s investment in this Warrant, the Warrant Shares issuable upon exercise of this Warrant and any shares of Common Stock issuable upon conversion of the Warrant Shares will not cause such overall commitment to become excessive.

(d) Accredited Investor. The Registered Holder is an Accredited Investor within the definition set forth in Rule 501(a) promulgated under the Act.

13. Representations of the Company. The Company represents to the Registered Holder of this Warrant as follows:

(a) Authority for Warrant. The execution, delivery and performance by the Company of this Warrant have been duly authorized by all necessary corporate action, and this

Warrant has been duly executed and delivered by the Company. This Warrant constitutes the valid and binding obligation of the Company enforceable in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. The execution of and performance of the transactions contemplated by this Warrant and compliance with its provisions by the Company will not violate any provisions of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, its Certificate of Incorporation or By-Laws (each as amended to date) or any indenture, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Company.

(b) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with the execution and delivery of this Warrant, the issuance, sale and delivery of the Warrant Shares, or the other transactions to be consummated upon exercise of this Warrant, as contemplated by this Warrant, except such filings as shall have been made prior to and shall be effective on and as of such exercise.

(c) Issuance of Warrant Shares. The issuance, sale and delivery of the Warrant Shares upon exercise of this Warrant, and the issuance and delivery of the shares of Common Stock, if any, issuable upon conversion of the Warrant Shares, have been duly authorized and reserved for issuance by all necessary corporate action on the part of the Company and all such shares have been duly reserved for issuance. The Warrant Shares when so issued, sold and delivered against payment therefor upon exercise of this Warrant, and the shares of Common Stock, if any, issuable upon conversion of the Warrant Shares when issued upon such conversion, will be duly and validly issued, fully paid and non-assessable.

14. Giving of Notices. etc. All notices and other communications under this Warrant shall be in writing and shall be deemed effective (i) upon personal delivery or (ii) two business days after deposit in the mail, first class certified or registered mail, return receipt requested, postage prepaid addressed, in the case of notices or other communications to the Registered Holder, to the Registered Holder at the address set forth on the warrant register maintained by the Company or, in the case of notices or other communications to the Company, to the Company at its principal office set forth below or such other location of which the Company may notify the Registered Holder in the manner prescribed herein.

15. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

16. Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.

17. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

18. Governing Law. This Warrant will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, this Warrant has been executed as of the date first written above.

ATTEST:	VARIAGENICS, INC.

	By:	/s/ Taylor J. Crouch

	Title:	President & CEO

	Address:	60 HAMPSHIRE STREET
CAMBRIDGE, MA 02139 – 1548

AGREED AND ACCEPTED:

SPROUT VENTURE CAPITAL, L.P.

By:

Title:

Address:

EXHIBIT I

PURCHASE FORM

To:	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.         ), hereby irrevocably elects to purchase                      shares of the Series E Preferred Stock covered by such Warrant. The undersigned herewith makes payment of $                     representing the full purchase price for such shares at the price per share provided for in such Warrant.

Signature:

Address:

EXHIBIT II

NET ISSUE ELECTION NOTICE

To:	Dated:

The undersigned hereby elects under Subsection l(d) to surrender the right to purchase                      shares of Series E Preferred Stock pursuant to this Warrant. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address

EXHIBIT III

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                                                                   hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No.         ) with respect to the number of shares of Series E Preferred Stock covered thereby set forth-below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:

Dated:	Witness:

Schedule Identifying Material Differences in Other Warrants

The above warrant is one of a series of warrants issued to the Purchasing Entities. Pursuant to Regulation S-K Item 601(a), the following sets forth a list of the material differences contained in the other warrants.

Warrant Holder	Number of Shares
Sprout Capital VIII, L.P.	641,943
DLJ ESC II, L.P.	55,861
DLJ Capital Corporation	2,141